Exhibit 10.1

Asset Purchase Agreement

THIS AGREEMENT is made on December 31, 2024, between TRIBAL RIDES INTERNATIONAL CORP., with its principal place of business at 26060 Acero, Mission Viejo, California, 92691 hereinafter the "Seller," and Boumarang Inc., with offices at 200 Spectrum Center Drive, Irvine, California, 92618 hereinafter the "Buyer".

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Purchase of Assets.

Seller shall sell to Buyer, and Buyer shall purchase from Seller, on the terms and conditions set forth in this Agreement, all of the owned intellectual property and its application of TRIBAL RIDES INTERNATIONAL CORP. as defined in patents, including U.S. Patent No. 9,984,574 and U.S. Patent No. 11,217,101, along with all associated intellectual property rights, trade secrets, customer lists, prototypes, software, applications, registrations, corresponding documentation, and the trade, business name, telephone number and listing, goodwill, and all other intangible asset, hereinafter, the "Assets."

This purchase and sale is limited to the assets specifically set forth in this Agreement, and Buyer shall not assume any liabilities of TRIBAL RIDES INTERNATIONAL CORP. or its individual shareholders, directors, officers, affiliates, creditors, parent or subsidiary companies, if any.

2.	Purchase Price.

The purchase price for the assets is $5,000,000, paid in 2,906,977 common stock Boumarang stock ("Shares") valued at $1.72 per share.

3.	Payment of Purchase Price.

On execution of this Agreement, Buyer shall issue 1,000,000 Shares in the escrow described in Paragraph 4. The remainder of the purchase price is 2,906,977 Shares. The Buyer shall instruct its transfer agent, Colonial Stock Transfer, to do book entry for the Seller on or before the date set for consummation of the purchase and sale of the Assets.

4.	Closing and Escrow.

a.	The Closing date shall be December 31, 2024, provided there are no unforeseen delays. Closing shall not be later than seven calendar days after the designated closing date unless a further extension is agreed upon in writing between the Buyer and Seller. If any of the parties intend to have a title company or escrow agent close the transaction, the parties shall mutually agree upon such a company or agent with costs to be split between parties. The costs of Escrow are separate and apart from the Purchase Price. Both the Buyer and Seller shall submit all documentation and other information requested by the title company/escrow agent needed to close the transaction. The parties shall fix a date and time with the title company/escrow agent to close the transaction.

b.	On the Closing Date, any inventory, equipment, or fixtures to be transferred will be provided by Seller to Buyer as specified by Buyer.

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5.	Representations by Seller.

Seller covenants and represents:

a.	That Seller is the sole owner of the Assets with full right to sell or dispose of it as Seller may choose, and no other person has any claim, right, title, interest, or lien in, to, or on the Assets.

b.	That Seller has no undischarged obligations affecting the Assets being sold under this Agreement.

c.	That there are presently, and will be at the time of closing, no known liens or security interests against the Assets being transferred herein.

d.	Consents. No consent from or other approval of a governmental entity, board of directors, or any other person is necessary in connection with the execution of the Agreement or the consummation by Seller of the Assets by Buyer in the manner previously conducted by Seller.

e.	It is the sole owner of all patents, trademarks, copyrights, and other intellectual property assets included in this Agreement, including but not limited to U.S. Patent No. 9984574 and U.S. Patent No. 11217101.

f.	To Seller's knowledge, the patents included in this Agreement are and have not been subject to any claims of invalidity or unenforceability. The Seller or its agents have identified no prior art or other challenges to the validity of these patents.

g.	To Seller's knowledge the Assets do not infringe on the rights of any third party and that no claims of infringement have been made or threatened against Seller.

h.	Seller will provide copies of all patent registration certificates, assignment documents, and filings related to U.S. Patent No. 9984574 and U.S. Patent No. 11217101.

i.	Seller will provide reasonable assistance to Buyer post-closing to transfer ownership and operation of the patents, including signing any required doc ents to confirm Buyer's ownership rights.

J.	Payment of Taxes. Seller represents and warrants that Seller has paid, or will arrange for the full payment of, all taxes owed by Seller on account of the Business.

k.	Insurance (if applicable). At the time of signing this Agreement, the Seller will provide the Buyer with a copy of the most current insurance policy covering the Business and/or the Assets sold. Buyers have the option to assume the insurance policy subject to insurance company approval.

l.	Licenses. Permits and Consents. To Seller's knowledge, there are no licenses or permits currently required by the Seller for the satisfaction of the sale of Assets or this Agreement.

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m.	Litigation. To Seller's knowledge there are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Seller, threatened against or involving Seller or brought by Seller or affecting any of the purchased property at law or in equity or admiralty or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending during the 24 months preceding the date hereof; and Seller is not operating its business under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court of federal, state, municipal, or governmental department, commission, board, agency, or instrumentality, domestic or foreign.

n.	Compliance with Laws. To Seller's knowledge, Seller has complied with and is operating its business in compliance with all laws, regulations, and orders applicable to the business conducted by it, and the present uses by the Seller of the Assets do not violate any such laws, regulations, and orders.

o.	Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any certificate or other instrument furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact that is necessary in order to make the statements contained therein not misleading.

p.	Liabilities. To Seller's knowledge, as of the purchase date, there are no liabilities with respect to the Assets of any kind whatsoever, contingent or otherwise.

q.	Environmental Affidavit. If requested by Buyer, Seller will provide an affidavit certifying that there presently is not, nor ever has been, any dumping or storage of toxic, Superfund, or hazardous wastes on the premises.

6.	Covenants of Seller.

The Seller covenants with the Buyer as follows:

a.	Seller assumes all risk of loss, damage, or destruction to the Assets subject to this Agreement until the closing. If the Assets are damaged or lost prior to Closing such that their valuation is affected, Seller agrees to negotiate in good faith a reasonable reduction in the Payment Purchase Price to account for the lost value of the Assets.

7.	Inventory of Assets.

A complete review of the Assets shall be taken by Craig Nehrkom, Guinn Partners. The Seller shall provide all the information, then in Seller's possession and reasonably available to Seller without requiring additional evaluation or analysis by Seller, needed for such evaluation, including but not limited to:

Patent-Specific Information:

Full copies of patents and related technical documentation

Status of maintenance fees, expiration dates, and jurisdictional filings.

Financial and Operational Details:

•	Revenue and expense details linked to the patents.
•	Market applications and monetization potential.
•	Historical performance data of related products or services.
•	Valuation reports, if applicable.

Legal and Compliance:

•	Any known infringement or litigation risks.
•	Evidence of compliance with IP regulations.

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8.	Bulk Sales Compliance.

The Seller shall comply with applicable bulk sales legislation.

9.	Schedules.

Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

10.	Entire Agreement.

This Agreement constitutes the sole and only agreement between Buyer and Seller respecting the Assets and their sale and purchase. This Agreement correctly sets forth the obligations of Buyer and Seller to each other as of its date. Any additional agreements or representations respecting the Business or its sale to Buyer not expressly set forth in this Agreement are null and void unless otherwise required by law. Both parties agree to waive rights as to any conflicting laws that may nullify this Agreement to the full extent allowable by law.

11.	Conditions Precedent of Buyer.

The obligations of the Buyer hereunder are subject to the conditions on or prior to the closing date:

a.	Representations and Warranties True at Closing. The representations and warranties of the Seller contained in the Agreement, or any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the closing date as though such representations and warranties were made at and as of such date, except if such representations and warranties were made as of a specified date and such representations and warranties shall be true as of such date.

b.	Seller's Compliance with Agreement. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with prior to or at the closing of the Agreement.

c.	Resolutions and Seller's Certificate. The Seller shall have delivered to the Buyer copies of the resolutions of the board of directors of the Seller authorizing the transactions contemplated herein, with such resolutions to be certified to be true and correct by its secretary or assistant secretary, together with a certificate of an officer of the Seller, dated the closing date, certifying in such detail as the Buyer may request to the fulfillment of the conditions specified in subparagraphs (a) and (b) above.

d.	Injunction. On the closing date, there shall be no effective injunction, writ, preliminary restraining order, or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

e.	Approval of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved by counsel for the Buyer.

f.	Casualty. The purchased Asset(s) or any substantial portion thereof shall not have been adversely affected in any material way as a result of any fire, accident, flood, or other casualty or act of God or the public enemy, nor shall any substantial portion of the purchased property have been stolen, taken by eminent domain, or subject to condemnation. If the Closing occurs hereunder despite such casualty as a result of the waiver of this condition by Buyer, the Seller shall assign or pay over to the Buyer the proceeds of any insurance or any condemnation proceeds with respect to any casualty involving the purchased property that occurs after the date hereof.

g.	Adverse Change. There shall have been between the purchase date and the closing date no material adverse change in the assets or liabilities or in the condition, financial or otherwise, or in the business, properties, earnings, or net worth of Seller.

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12.	Arbitration.

In the event the parties are not able to resolve any dispute between them arising out of or concerning this Agreement or any provisions hereof, whether in contract, tort, or otherwise at law or in equity for damages or any other relief, then such dispute shall be resolved only by final and binding arbitration pursuant to the Federal Arbitration Act and in accordance with the American Arbitration Association rules then in effect, conducted by a single neutral arbitrator and administered by the American Arbitration Association in a location mutually agreed upon by the parties. The arbitrator's award shall be final, and judgment may be entered upon it in any court having jurisdiction. In the event that any legal or equitable action, proceeding, or arbitration arises out of or concerns this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney's fees. The parties agree to arbitrate all disputes and claims in regard to this Agreement or any disputes arising as a result of this Agreement, whether directly or indirectly, including Tort claims that are a result of this Agreement. The parties agree that the Federal Arbitration Act governs the interpretation and enforcement of this provision. The entire dispute, including the scope and enforceability of this arbitration provision, shall be determined by the Arbitrator. This arbitration provision shall survive the termination of this Agreement.

13.	Costs and Expenses.

Except as expressly provided to the contrary in this Agreement, each party shall pay all of its costs and expenses incurred with respect to the negotiation, execution, and delivery ofthis Agreement and the exhibits hereto.

14.	Miscellaneous Provisions.

a.	Applicable Law. This Agreement shall be construed under and in accordance with the laws of the State of Nevada.

b.	Parties Bound. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors, and assigns as permitted by this Agreement.

c.	Legal Construction. This Agreement shall be construed as to effectuate the intended purpose of the Agreement. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal, or unenforceable in any respect, this Agreement shall be modified to otherwise effectuate the sale under the original intentions of the Parties. This may include striking the invalid, illegal, or unenforceable provision as if they had never been contained in this Agreement or modifying the invalid, illegal, or unenforceable provisions to make them compliant without modifying the original purpose of the Parties.

d.	Amendments. This Agreement may be amended by the Parties only by a written agreement.

e.	Attorneys' Fees. Should any arbitration or litigation be commenced between the parties to this Agreement concerning the rights and duties of either party in relation to the Business or this Agreement, the prevailing party in the arbitration or litigation shall be entitled to (in addition to any other relief that may be granted) a reasonable sum and attorneys' fees in the arbitration or litigation, which sum shall be determined by the court or other person presiding in the arbitration or litigation or in a separate action brought for that purpose.

f.	Signatories. This Agreement shall be executed on behalf of TRIBAL RIDES INTERNATIONAL CORP. by Joseph Grimes and on behalf of Boumarang Inc. by Imran Firoz. The Agreement shall be effective as of the date first written above.

Seller: Tribal Rides International Corp.

/Joseph Grimes/

CEO, Chairman

Buyer: Boumarang Inc.

/Imran Firoz/

CFO, Director

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